EXHIBIT 99.2

FIRST AMENDMENT

TO

FOSTER WHEELER LTD.

2004 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

The Stock Option Agreement (the “Agreement”), dated as of November 29, 2004, by and between Foster Wheeler Ltd., a Bermuda company, and                               , is hereby amended by agreement of the parties as follows:

1.	Paragraph 5(d) of the Agreement is amended to read as follows in its entirety:

          “(d)     Change of Control Acceleration. Subject to the Plan, and in addition to any acceleration of vesting and exercisability provided therein, in the event of a Change of Control which closes on a date on which the Optionee remains in Continuous Service Status and irrespective of whether outstanding Options under the Plan are being assumed, substituted or terminated in connection with the Change of Control, the vesting of this Option will accelerate such that Optionee will become vested in and able to exercise one hundred percent (100%) of the Shares that would then otherwise have been unvested and unexercisable, effective as of immediately prior to consummation of the Change of Control.”

2.

The Amendment shall take effect on the date executed by the parties. In all other respects, the Agreement shall remain in full force and effect, and the Option granted pursuant to the Agreement shall continue to be treated for all purposes as granted on the original date of grant.

IN WITNESS WHEREOF, the parties have executed this Amendment  this          day of May, 2005.

RECIPIENT:	FOSTER WHEELER LTD.

Raymond J. Milchovich
Chairman, President & CEO